As filed with the Securities and Exchange Commission on March 14, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Millrose Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	99-2056892
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Brickell Avenue, Suite 1400

Miami, Florida 33131

212-782-3841

(Address of Principal Executive Offices and Zip Code)

Millrose Properties, Inc. 2024 Omnibus Incentive Plan

(Full title of the plans)

Rachel Presa

General Counsel and Secretary

600 Brickell Avenue, Suite 1400

Miami, Florida 33131

212-782-3841

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Dan Fisher

Zach Wittenberg

John P. Clayton

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, New York 10036

212-872-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) Millrose Properties, Inc.’s (the “Registrant”) prospectus, dated January 17, 2025, filed on January 17, 2025 with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s registration statement on Form S-11 (File No. 333-283883);

(b) The Registrant’s Current Report on Form 8-K filed on February 7, 2025 with the Commission;

(c) The Registrant’s Current Report on Form 8-K filed on February 11, 2025 with the Commission; and

(d) The description of the Registrant’s capital stock which is contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-42476), dated January 15, 2025, including any amendments or supplements thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. The Registrant’s charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The General Corporation Law of the State of Maryland (the “MGCL”) requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless the following can be established: (1) an act or omission of the director or officer was material to the matter giving rise to the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

Under the MGCL, the corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter permits, and its bylaws obligate, it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer of the Registrant and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, manager, member or trustee and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Registrant’s charter also permits it to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of it or a predecessor of the Registrant.

Certain of the Registrant’s agreements, including the Distribution Agreement, Master Option Agreement, Master Construction Agreement and Registration Rights Agreement (each as defined in the Registrant’s registration statement on Form S-11 filed with the Commission on January 13, 2025 (File No. 333-283883)) include certain indemnification provisions relating to its directors and officers. Under the Distribution Agreement, Lennar Corporation (“Lennar”) agrees to indemnify and hold harmless the Registrant, each of its subsidiaries, and each of their respective stockholders, members, directors, officers, managers, employees and agents, from any and all costs or liabilities directly or indirectly relating to or arising under or out of Lennar’s failure to fulfill all of its obligations under the Distribution Agreement. Under the Master Option Agreement, U.S. Home, LLC agrees to indemnify and hold harmless the Registrant and Millrose Properties Holdings, LLC (collectively, “Owner”) and Owner’s members, managers, the partners of its members and managers and their respective owners, officers, directors, employees, and affiliates, for certain claims arising out of or in connection with U.S. Homes LLC’s use or occupancy of the Property (as defined in the Master Option Agreement) and related work and the performance of its obligations under the Master Option Agreement. The Master Construction Agreement provides that the Lennar affiliate performing the Work under and as defined in the Master Construction Agreement shall indemnify and hold harmless Owner and its members and manager, the members of its members and manager and their respective owners, employees, directors, officers, agents and affiliates for certain claims arising out of, resulting from or in connection with such affiliate’s performance of the Work and the performance of its obligations under the Master Construction Agreement. In addition, the Management Agreement includes a provision that the Registrant will indemnify and save harmless Kennedy Lewis Land and Residential Advisors LLC (the “Manager”) or any of its affiliates and their respective partners, members, officers, directors, employees and agents and a duty for the Manager to obtain directors’ and officers’ errors and omissions insurance policies for the Registrant’s directors and officers. The Registration Rights Agreement also contains customary indemnification and contribution provisions, in limited situations, by Lennar for the benefit of the Registrant (including its directors and officers) with respect to the information provided by Lennar included in any registration statement, prospectus or related document.

The Registrant has entered into indemnification agreements with each of the directors and executive officers of the Registrant. The terms of each indemnification agreement provide for indemnification to the maximum extent permitted by Maryland law and supplement the existing indemnification protections already afforded under Maryland law and pursuant to the Registrant’s charter and bylaws.

The Registrant maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not the Registrant is required or has the power to indemnify them against the same liability.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Articles of Amendment and Restatement of Millrose Properties, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K (File No. 001-42476), filed with the Commission on February 7, 2025)

4.2	Amended and Restated Bylaws of Millrose Properties, Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-K (File No. 001-42476), filed with the Commission on February 7, 2025)

4.4	Millrose Properties, Inc. 2024 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.16 to the Form 8-K (File No. 001-42476), filed with the Commission on February 7, 2025)

5.1*	Opinion of Venable LLP

23.1*	Consent of Deloitte & Touche LLP (Predecessor Millrose Business)

23.2*	Consent of Deloitte & Touche LLP (Millrose Properties, Inc.)

23.3*	Consent of Venable LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, State of Florida, on March 14, 2025.

Millrose Properties, Inc.

By:	/s/ Rachel Presa
Name: Rachel Presa
Title: General Counsel and Secretary

Power of Attorney

The undersigned directors and officers of Millrose Properties, Inc. hereby constitute and appoint Darren L. Richman, Garett Rosenblum and Rachel Presa and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post effective amendments to the Registration Statement and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Darren L. Richman	Chief Executive Officer and President (Principal Executive Officer)	March 14, 2025
Darren L. Richman

/s/ Garett Rosenblum	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 14, 2025
Garett Rosenblum

/s/ Carlos A. Migoya	Director	March 14, 2025
Carlos A. Migoya

/s/ Patrick Bartels	Director	March 14, 2025
Patrick Bartels

/s/ Matthew B. Gorson	Director	March 14, 2025
Matthew B. Gorson

/s/ Kathleen Lynch	Director	March 14, 2025
Kathleen Lynch

/s/ M. Alison Mincey	Director	March 14, 2025
M. Alison Mincey